Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned with respect to the common stock, par value $0.01 par value per share, of CVD Equipment Corporation, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated: May 29, 2024

By:	/s/ Andrew Africk
Andrew Africk

Dated: May 29, 2024

ADA PARTNERS, L.P.

By:	ADA Partners GP, LLC, its general partner

By:	/s/ Andrew Africk
Name:	AndrewAfrick
Title:	Manager

Dated: May 29, 2024

ADA PARTNERS GP, LLC

By:	/s/ Andrew Africk
Name:	AndrewAfrick
Title:	Manager

Schedule A

TRADING DATA

The following table sets forth all transactions with respect to shares of Common Stock effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the shares of Common Stock, inclusive of any transactions effected prior to the filing hereof. Except as otherwise indicated, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table includes commissions paid in per share of Common Stock prices.

Trade Date	Buy/Sell	Quantity	Price Per Share ($)
04/01/2024	Buy	171,248	$4.96[1]
04/02/2024	Buy	46,306	$5.07[2]

1 The price reported is a weighted-average price. These shares were purchased in multiple transactions at prices ranging from $4.68 to $5.05, inclusive.

2 The price reported is a weighted-average price. These shares were purchased in multiple transactions at prices ranging from $4.95 to $5.13, inclusive.